UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2022

Tilray Brands, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38594	82-4310622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

265 Talbot Street West, Leamington, Ontario, Canada	N8H 4H3
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (844) 845-7291

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class 2 Common Stock, $0.0001 par value per share	TLRY	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec. 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec. 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 11, 2022, Tilray Brands, Inc. (the “Company” or “Tilray”) entered into an assignment and assumption agreement (the “Assignment Agreement”) to acquire from HT Investments MA LLC (“HTI”) all of the outstanding principal and accrued and unpaid interest under a secured convertible note (as amended and restated, the “Note”) issued by HEXO Corp. (“HEXO”).

The purchase price for the Note will be an amount equal to 95% of the outstanding principal balance as of the closing (approximately $193 million as of the date hereof, and such amount at closing to be not less than $160 million) plus the accrued and unpaid interest on the Note. The purchase price shall be payable, at Tilray’s option (subject to certain conditions and limitations), in cash consideration, Class 2 Common Stock of Tilray or any combination thereof.

To the extent that the Note is acquired with Class 2 Common Stock of Tilray, the Assignment Agreement provides for a post-closing adjustment, such that if the purchase price (less any amounts satisfied or to be satisfied in cash) divided by the daily volume weighted average price (the “VWAP Price”) of the Class 2 Common Stock of Tilray for the 44-trading day period following closing (i) is less than the number of shares issued at closing, then HTI shall deliver to Tilray a cash amount equal to such difference multiplied by the VWAP Price, and (ii) is greater than the number of shares issued at closing, then Tilray shall deliver to HTI in cash or additional shares, at Tilray’s option (subject to certain conditions and limitations), an amount equal to such difference multiplied by the VWAP Price.

The issuance of the maximum number of shares of Class 2 Common Stock of Tilray that may be issued to HTI under the Assignment Agreement was registered with the U.S. Securities and Exchange Commission under the Company’s Registration Statement on Form S-3 (333-233703).

Immediately prior to the closing of the Transaction, the Note will be amended and restated to reflect, among other things, a maturity date of May 1, 2026 and an initial conversion price of CAN$0.85. The Note will provide Tilray with HEXO board governance rights to appoint one director and one board observer. HEXO also agreed to provide Tilray with customary registration rights in respect of the common shares of HEXO into which the Note is convertible. In addition, under the terms of the Note, Tilray will receive “top-up” and preemptive rights enabling it to maintain its percentage ownership (on an “as-converted” basis) in the event that Hexo issues equity or debt securities following acquisition of the Note by Tilray.

In connection with the Assignment Agreement, each of Tilray, HEXO and HTI entered into a Transaction Agreement, dated as of April 11, 2022 (the “Transaction Agreement”), setting forth the terms and conditions for the Note amendment and additional covenants and representations of the parties.  The Transaction Agreement also provides for Tilray and HEXO to enter into commercial transaction agreements to achieve production efficiencies and cost-saving synergies, including an $18 million annual advisory fee payable to Tilray.

Each of the transactions and agreements described above are subject to several closing conditions, including receipt of HEXO shareholder approval; applicable regulatory approvals; and Tilray and HEXO having entered into commercial arrangements to achieve production efficiencies and cost-saving synergies.

Copies of the Transaction Documents are filed as Exhibits 10.1, 10.2 and 10.3 with this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Transaction Agreement, dated as of April 11, 2022, by and among the Company, HT Investments MA LLC and HEXO Corp.

10.2	Assignment and Assumption Agreement, dated as of April 11, 2022, by and among the Company, HT Investments MA LLC and HEXO Corp.

10.3	Form of Amended and Restated Senior Secured Convertible Note due 2026, issued and owing by HEXO Corp. to the Company

99.1	Press Release of Tilray Brands, Inc., dated April 12, 2022

104	Cover Page Interactive Data File (formatted in Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tilray Brands, Inc.

Date: April 12, 2022	By:	/s/ Mitchell Gendel
Mitchell Gendel
Global General Counsel